Exhibit 10.28

FRONTDOOR, INC.

EXECUTIVE SEVERANCE POLICY

1. Overview and Purpose.  The Compensation Committee of the Board of Directors (the “Committee”) of Frontdoor, Inc. (the “Company”) has determined that (i) each executive level employee of the Company or its subsidiaries or affiliates with a title of Senior Vice President or higher and (ii) any other individual or role identified by the Committee (individuals specified in clause (i) or (ii), each a “Covered Person” and collectively the “Covered Persons”) should be eligible to receive severance benefits in connection with certain employment termination events.  Accordingly, the Committee has adopted this Executive Severance Policy (the “Policy”), effective as of the date set forth below.

2. Scope and Duration.  Each Covered Person is subject to this Policy upon becoming a Covered Person and shall remain subject to this Policy for so long as he or she continues to be a Covered Person (and following any Qualifying Termination or Change in Control Qualifying Termination, until the severance benefits have been fully provided).

3. Certain Defined Terms. For purposes of this Policy, the following terms have the following meanings:

(a) “Base Salary” means, as to any Covered Person, such Covered Person’s then current annual base salary immediately prior to his or her Qualifying Termination or Change in Control Qualifying Termination, as applicable (or, if higher, the annual base salary immediately prior to an event that constitutes Good Reason hereunder), and determined without regard to any salary deferrals under any deferred compensation or cafeteria plans or programs of the Company in which the Covered Person participates.

(b) “Cause” has the meaning set forth in the Omnibus Plan.
(c) “Change in Control” has the meaning set forth in the Omnibus Plan.
(d) “Change in Control Qualifying Termination” means a Qualifying Termination occurring in connection with or within the 2-year period following a Change in Control.
(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Good Reason” means, without a Covered Person’s consent, (i) a reduction in any material respects in the Covered Person’s position(s), authorities or responsibilities, (ii) a material reduction in Base Salary or Target Annual Bonus opportunity or annual target long-term incentive opportunity (other than pursuant to an across-the-board reduction applicable to all similarly situated Covered Persons), (iii) a material change in the Covered Person’s location of work resulting in a new location that is more than 50 miles from the Covered Person’s principal place of employment, or (iv) the material breach of an existing agreement between the Company (or its subsidiaries or affiliates) and the Covered Person; provided, that any of the events described in clauses (i) – (iv) above shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Covered Person of written notice of the event that constitutes Good Reason (the “Cure Period”); and provided,  further, that the Covered Person shall cease to have a right to terminate due to any Good Reason event on the 90th day following the occurrence of the event, unless the Covered Person has given the Company written notice thereof prior to such date, and if the Company does not timely remedy such event, the Covered Person must terminate his or her employment 90 days following the end of the Cure Period.

(g) “Qualifying Termination” means a Covered Person’s termination of employment by the Company without Cause or by the Covered Person for Good Reason.  However, no termination will be considered a Qualifying Termination if such termination results from a Covered Person’s (i) transfer of employment to a subsidiary of the Company, (ii) failure to return to work following expiration of a leave of absence unless, at such time, there is not an available position for which such Covered Person is qualified, or (iii) termination without Cause or resignation for Good Reason, in either case, that was triggered solely due to a failure to accept a comparable position with a buyer or its affiliates in connection with any Change in Control.

(h) “Omnibus Plan” means the Company’s 2018 Omnibus Incentive Plan, as amended from time to time (or any successor plan thereto adopted by the Company for the purpose of providing equity and other incentive compensation to the employees and other service providers of the Company or its subsidiaries or affiliates).

(i) “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

(j) “Target Annual Bonus” means, as to any Covered Person, such Covered Person’s target annual bonus under the annual cash incentive bonus program in which such Covered Person participates as of the date of such Covered Person’s Qualifying Termination.

4. Severance Benefits.

(a) Each Covered Person shall be eligible to receive the following severance benefits in connection with a Qualifying Termination, or a Change in Control Qualifying Termination, as applicable, subject to satisfaction of the requirements of this Section 4:

	Qualifying Termination	Change in Control Qualifying Termination
Cash Severance Amount

The sum of the payments described in clauses (i) and (ii) below, payable in substantially equal installments over the 12-month period following the Covered Person’s Qualifying Termination, in accordance with regular payroll practices (unless the Company elects in its sole discretion to pay such sum in a lump sum within 30 days following the Covered Person’s Qualifying Termination):

(i) An amount equal to the sum of the Covered Person’s Base Salary and Target Annual Bonus; and

(ii) An amount equal to the Covered Person’s annual bonus earned with respect to the calendar year immediately prior to the year in which the Qualifying Termination occurs, to the extent not previously paid; plus, if the date of the Covered Person’s Qualifying Termination occurs on or after June 30 of the current calendar year, an amount equal to a pro rata portion of the Covered Person’s Target Annual Bonus, based on the number of days employed during the calendar year.

The sum of the payments described in clauses (i) and (ii) below, which will be payable in a lump sum within 30 days following the date of the Covered Person’s Change in Control Qualifying Termination:

(i) An amount equal to two (2) times the sum of the Covered Person’s Base Salary and Target Annual Bonus; and

(ii) An amount equal to the Covered Person’s annual bonus earned with respect to the calendar year immediately prior to the year in which the Change in Control Qualifying Termination occurs, to the extent not previously paid; plus, if the date of the Covered Person’s Change in Control Qualifying Termination occurs on or after June 30 of the current calendar year, an amount equal to a pro rata portion of the Covered Person’s Target Annual Bonus, based on the number of days employed during the calendar year.

Continuation of Health Care Coverage

Provided the Covered Person makes the necessary elections, reimbursement for monthly premiums payable for elected continued health coverage under the Company-sponsored health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for twelve (12) months following the date of the Covered Person’s Qualifying Termination; provided, however, the reimbursement of such premiums shall cease upon the date the Covered Person obtains health care coverage from another employer.

Provided the Covered Person makes the necessary elections, reimbursement for monthly premiums payable for elected continued health coverage under the Company-sponsored health plans pursuant to COBRA for eighteen (18) months following the date of the Covered Person’s Change in Control Qualifying Termination; provided however, the reimbursement of such monthly premiums shall cease upon the date the Covered Person obtains health care coverage from another employer.

Outplacement Benefits

Outplacement services as provided by a third party selected by the Company in accordance with the Company’s outplacement program, provided, such outplacement services are initiated within sixty (60) days of the date of the Covered Person’s Qualifying Termination.

Outplacement services as provided by a third party selected by the Company in accordance with the Company’s outplacement program, provided, such outplacement services are initiated within sixty (60) days of the date of the Covered Person’s Change in Control Qualifying Termination.

(b) Payment of any severance benefits described in Section 4(a) above will be conditioned on the execution (and non-revocation) of a separation agreement in a form provided by the Company (“Separation Agreement”) at the time of any Qualifying Termination or Change in Control Qualifying Termination, as applicable.  The Separation Agreement will contain a customary general release of claims in favor of the Company, its current and former subsidiaries and affiliates and its current and former employees, officers, directors and agents and, to the extent the Covered Person is not otherwise subject to the Company’s standard restrictive covenant agreement (as amended by the Company from time to time), restrictive covenants that are substantially the same as contained in such standard restrictive covenant agreement (with time periods being the same as other executives having the same title). No payments under Section 4(a) shall be made prior to the time such condition is satisfied and, if such condition is not satisfied within the period specified in the Separation Agreement, the Covered Person shall have no right to receive and, the Company shall have no obligation to make, any payments under Section 4(a) or the Policy.  To the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, if the date upon which the separation agreement is delivered and the last date upon which it may be executed pursuant to its terms spans more than one calendar year, in no event will the payment of any such deferred compensation commence prior to January 1 of the second taxable year.

(c) Any outstanding awards granted to a Covered Person under the Omnibus Plan shall vest in accordance with the terms of the Omnibus Plan and applicable award agreement governing the terms and conditions of such award.

(d) If, at the time of any Qualifying Termination or Change in Control Qualifying Termination, as applicable, a Covered Person is subject to any existing agreement with the Company or its subsidiaries or affiliates providing for severance benefits in connection with any Qualifying Termination or Change in Control Qualifying Termination, such Covered Person shall be entitled to the better of amounts payable under this Policy or amounts otherwise payable under such Covered Person’s existing agreement.

5. Taxes.

(a) Severance and other payments and benefits under this Policy will be subject to all required federal, state and local taxes and may be affected by any legally required withholdings.  Payments under this Policy will not be treated as “compensation” for purposes of the retirement plans, savings plans, and incentive plans of the Company or its subsidiaries.

(b) If any benefit provided under this Policy is subject to the provisions of Section 409A of the Code, the provisions of this Policy will be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code or an exception thereto.

(c) If at the time of a Covered Person incurs a “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)) such Covered Person is a “specified employee” as defined in Section 409A of the Code, commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service will be delayed to the extent necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code (“Delayed Payments”) and Delayed Payments shall be paid or provided to the Covered Person in a cash lump-sum on the first business day of the seventh calendar month following the month in which the Covered Person incurred such separation from service.

(d) Notwithstanding anything to the contrary in this Policy, any payment or benefit under Section 4 or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1 (b)(9)(v)(A) or (C) shall be paid or provided to the Covered Person only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second taxable year of the Covered Person following the taxable year of the Covered Person in which the separation from service occurs; and provided further that such expenses are reimbursed no later than the last day of the third taxable year following the taxable year of the Covered Person in which the separation from service occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Covered Person incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(e) For the purposes of this Policy, each payment made pursuant to Section 4 shall be deemed to be separate payments, amounts payable under Section 4 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6.

(f) Notwithstanding any provision of this Policy to the contrary, in no event shall the Company or its subsidiaries or affiliates (or any of their respective employees, officers or directors) have any liability to any Covered Person (or any other Person) due to the failure of this Policy to satisfy the requirements of Section 409A of the Code or any other applicable law.

6. At-Will Employment.  Nothing in this Policy shall confer upon the Participant any right to continue as an employee of the Company or any of its subsidiaries or affiliates or shall interfere with or restrict in any way the rights of the Company and any of its subsidiaries or affiliates, which are hereby expressly reserved, to discharge any employee at any time for any reason whatsoever, with or without Cause.

7. Administration.  This Policy shall be administered by the Committee.  The Committee has all power and authority necessary or convenient to administer this Policy, including, but not limited to, the exclusive authority and discretion to:  (a) construe and interpret the Policy; (b) decide all questions of eligibility for and the amount of benefits under the Policy; (c) prescribe procedures to be followed and the forms to be used by Covered Persons pursuant to the Policy; and (d) request and receive from all Covered

Persons such information as the Committee determines is necessary for the proper administration of the Policy. The Committee may delegate all or any part of its responsibilities and powers to any independent member of the Committee selected by it.

8. Amendment or Termination.  The Company, by formal action of the Committee may, in its sole discretion, amend, modify, suspend, withdraw or terminate this Policy in whole or in part at any time; provided, further, that any amendment or termination of the Policy that occurs (i) within two years from the date of a Change in Control shall not take effect for at least 2 years after such date, and (ii) on or after the date a Covered Person incurs a Qualifying Termination or a Change in Control Qualifying Termination, as applicable, shall not diminish in any way the value or amount of such Covered Person’s benefits under Section 4 without the express written consent of the Covered Person.

9. Governing Law.  To the extent not preempted by federal law, this Policy shall be construed in accordance with and governed by the laws of the State of Delaware regardless of the application of rules of conflict of laws that would apply the laws of any other jurisdiction.

10.  Notices.  All notices and other communications required or permitted to be given under this Policy shall be in writing and shall be deemed to have been given if delivered personally, sent by email or any other form of electronic transfer approved by the Committee, or sent by certified or express mail, return receipt requested, postage prepaid or by any recognized international equivalent of such delivery, (i) in the case of notices and communications to the Company, to 3400 Players Club Pkwy, Ste. 300, Memphis, Tennessee 38125 to the attention of the Corporate Secretary of the Company or (ii) in the case of a Covered Person, to the last known address, or email address or, where the individual is employed by the Company or its subsidiaries, to the individual’s workplace address or email address or by other means of electronic transfer approved by the Committee.  All such notices and communications shall be deemed to have been received on the date of delivery, if sent by email or any other form of electronic transfer, at the time of delivery, if delivered personally, or on the third business day after the mailing thereof, if sent by mail.

11. Successors. This Policy shall inure to the benefit of and be binding upon the Company and its successors, including any buyer in connection with any Change in Control resulting from prong (v) of the definition thereof.

Adopted December 6, 2022, effective January 1, 2023.